 Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of October 6, 2021, by and among VIS VIRES GROUP, INC. (“VVG”), a corporation formed and existing pursuant to the laws of the State of New York and having a principal place of business located at 111 Great Neck Road, Suite 216, Great Neck, New York 11021 and NANO MOBILE HEALTHCARE, INC. f/k/a VANTAGE HEALTHCARE, INC. (“Nano”), a corporation formed and existing pursuant to the laws of the State of Delaware and having a principal place of business located at One Boston Place, Suite 2600, Boston, MA 02108, collectively referred to herein as the “Settling Parties.”

WHEREAS, Nano executed a convertible promissory note dated May 20, 2015, which was funded on May 22, 2015 (the “Note”), in the principal amount of $43,000.00 in favor of VVG pursuant to a certain Securities Purchase Agreement (the “SPA”) which provided for, among other things, conversion rights in and to Nano’s common stock; and

WHEREAS, the Note has been partially reduced by the use and implementation of the conversion process and there presently exists a remaining balance inclusive of interest and default interest aggregating $48,281.18; and

WHEREAS, VVG and Nano have elected to amicably resolve the existing dispute without the necessity of litigation,

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that the claims asserted in the Action are fully and finally settled upon the following terms and conditions:

1.        Incorporation of WHEREAS Clauses. The WHEREAS Clauses set forth above are reiterated hereat and incorporated into this Agreement.

2.        Settlement Amount. In full and final settlement of all claims asserted, or which could have been asserted, VVG agrees to accept the sum of $XXXX (the “Settlement Amount”) in full satisfaction of the Debt Amount, provided that the Settlement Amount is received on or before October 15, 2021, at 5:00 p.m. (New York Time) (the “Deadline”).

3.        Payment. Nano agrees to pay to VVG the total Settlement Amount as follows:

(a)        The sum of $XXXX to be received on or before the Deadline; and

(b)        The payment is to be paid via wire transfer into VVG’s Attorney’s IOLA

Account on or before the Deadline pursuant to the following wire instructions:

Name:                                              Chase Bank

Bank Address:                                 2631 Merrick Road, Bellmore, New York 11710

Routing Number:                            021000021

Beneficiary Account No.               742279524

Beneficiary:                                     Bernard S. Feldman, P.C. IOLA Account

Mailing Address:                            111 Great Neck Road, #214, Great Neck, NY 11021

The payment is “time is of the essence” and should the payment not be received by the Deadline then this Settlement Agreement shall immediately become null and void, and of no further effect without the necessity of any further notice, and the Parties agree that VVG shall be free to enforce its rights under the Note and SPA and to, inter alia, commence litigation and seek emergency relief due to Nano’s defaults.

4.        Default. Notwithstanding anything to the contrary contained in this Agreement, upon the failure of Nano to timely pay the Settlement Amount as contained in paragraph 2 above, then VVG shall be entitled to assert any claims to recover from Nano any and all sums due under the unpaid Note, including the Debt Amount together with ongoing default interest and any other appropriate sums to which VVG is entitled under the Note.

5.        Effectiveness of this Agreement. This Agreement shall be effective upon receipt of the following:

(a)        A fully executed copy of this Agreement.

(b)        The timely receipt of the Settlement Amount as provided for in paragraph 3 above.

6.        Forbearance by VVG. Upon receipt of the items specified in paragraph 5(a) and (b), VVG will forbear from exercising any of its rights pursuant to the Note and SPA. However, should VVG fail to timely receive the payment of the Settlement Amount, then this Agreement shall be null and void and the forbearance provided for in this provision shall be vacated and VVG will be free to exercise all of the rights and remedies available to it.

7.       Return of Note to Nano. Upon VVG’s timely receipt of the Settlement Amount required by Paragraphs 2 and 3, the original Note for which payment has been received, shall be deemed cancelled and returned to Nano and marked “Paid”.

8.       Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the Settling Parties and supersedes and replaces all prior negotiations, proposed agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein. This Agreement supersedes and revokes all previous negotiations, arrangements, letters of intent, representations, whether oral or written, contracts and agreements between the Settling Parties, or their respective representatives, including but not limited to the Securities Purchase Agreement and the Note, or any other person purporting to represent the Settling Parties.

9.        Modifications. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

10.        Legal Representation. The Settling Parties acknowledge that they have retained independent counsel of their own choosing and that they have reviewed and discussed the terms and provisions of this Agreement with their counsel and that they are entering into this Agreement freely and of their own will and have no coerced or promised anything in order to induce their signatures other than as is contained in this Agreement.

(a) Vis Vires Group, Inc.

111 Great Neck Road, Suite 216

Great Neck, New York 11021

(516) 498-9890

Attention: Curt Kramer, CEO

Email: ckramer6@bloomberg.net

Counsel to Vis Vires Group, Inc.

Bernard S. Feldman, Esq.

Of Counsel

Naidich Wurman LLP

111 Great Neck Road, Suite 214

Great Neck, New York 11021

(516) 498-2900

Email: bernard@bsfpc.com

(b) Nano Mobile Healthcare, Inc. f/k/a

VantagemHealthcare, Inc.

One Boston Place, Suite 2600

Boston, MA 02108

Counsel to Nano Mobile Healthcare, Inc.

 Timothy Cornell, P.C.

Cornell Dolan, P.C.

Ten Post Office Square

Suite 800 South

Boston, MA 02109

(617) 850-9036

Email: tcornell@cornelldolan.com

11.        Specific Representations:

(a)	VVG represents and warrants that it has not sold, transferred or assigned the Note, or any portion thereof, and is holder thereof, subject to the terms of this Agreement.
(b)	Nano represents and warrants that they have the full authority to enter into this Agreement.

12.        General Representations. All parties acknowledge and represent that: (a) they have read this Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

13.        Severability. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

14.        No Presumption Against Drafter. This Agreement shall be construed without regard to any presumptions against the party causing the same to be prepared.

15.        No Waiver. The failure to strictly enforce any or all of the terms of this Agreement by any party hereto shall not be construed as and shall not result in a waiver of any party’s right to strictly enforce any and all of the terms and conditions of this Agreement, despite the prior failure to strictly enforce the terms and conditions of this Agreement.

16.        Governing Law. This Agreement shall be governed by and construed pursuant to the laws of the State of New York, without regard to its choice of law principles.

17.        Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronic signatures shall be deemed original signatures for the purposes of this Settlement Agreement.

VIS VIRES GROUP, INC.	NANO MOBILE HEALTHCARE, INC.

By:________________________________	By:________________________________
Name: Curt Kramer	Name: David Noah Kittle
Title: Chief Executive Officer	Title: CEO and President